Exhibit (d)(i)

COHEN & STEERS GLOBAL REALTY SHARES, INC.

280 Park Avenue

New York, New York 10017

March 23, 2018

COHEN & STEERS CAPITAL MANAGEMENT, INC.

280 Park Avenue

New York, New York 10017

Dear Sirs:

Cohen & Steers Global Realty Shares, Inc. (the “Corporation”) herewith confirms its agreement with Cohen & Steers Capital Management, Inc. (the “Advisor”) to reduce the advisory fee paid pursuant to paragraph 5 of the Investment Advisory Agreement, dated March 12, 1997, as amended September 30, 2004 and November 7, 2016, from a monthly fee at an annualized rate of 0.80% of average daily net assets to a monthly fee at an annualized rate of 0.75% of average daily net assets. The Corporation will pay the Advisor a monthly investment advisory fee at the annual rate of 0.75% of the average daily net asset value of the Corporation, notwithstanding any applicable fee waivers or expense reimbursements.

If the foregoing is in accordance with your understanding, please sign and return the enclosed copy hereof.

Very truly yours,

COHEN & STEERS GLOBAL REALTY SHARES, INC.

By:	/s/ Francis C. Poli
Name:	Francis C. Poli
Title:	Secretary and Chief Legal Officer

Agreed to and Accepted as of the date first set forth above

COHEN & STEERS CAPITAL MANAGEMENT, INC.

By:	/s/ James Giallanza
Name:	James Giallanza
Title:	Executive Vice President